UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2019

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2019, the Board of Directors (the “Board”) of Arcturus Therapeutics Holdings Inc. (the “Company”) increased the authorized number of directors of the Company from five to seven, and appointed each of Mr. Andy Sassine and Dr. Edward W. Holmes to serve as a director of the Company to fill the two vacancies created by the increase in the authorized number of directors. Mr. Sassine, Chief Financial Officer of the Company, previously served on the Board until June 2019. As previously announced, Mr. Sassine resigned from the Board in June 2019 in order to maintain a majority of independent directors in accordance with the rules of the Nasdaq Stock Market. Mr. Sassine was appointed to the Board simultaneously with the appointment of Dr. Holmes. The Board has not yet determined Mr. Sassine’s or Dr. Holmes’ committee assignments.

Dr. Holmes is currently a Distinguished Professor of Medicine at the University of California, Vice Chancellor/Dean of Health Sciences Emeritus at the University of California, San Diego, and CEO/President of the Sanford Consortium for Regenerative Medicine. He became the Executive Deputy Chairman of the Biomedical Research Council and the Executive Chairman of the National Medical Research Council in Singapore in October 2006. He is currently a Senior Fellow in A*STAR and Advisor to the National Research Council of Singapore. He holds an appointment as the Lien Ying Chow Professor of Medicine at the Yong Loo Lin School of Medicine, National University of Singapore. For his contributions to the Singapore government, Dr. Holmes was made an Honorary Citizen in 2011, and he was awarded the President’s Science and Technology Medal in 2017. Dr. Holmes also served on the Council of Advisors for the National Institute for Diabetes, Digestive, and Kidney Diseases of the National Institutes of Health. He served as Chair of the Research Advisory Board of GlaxoSmithKline, on the scientific advisory board of Ajinomoto and on the Board of Directors of Tularik, Inc. He also served on the Grand Challenges Explorations Innovation Review Panel for the Gates Foundation. He has been elected to membership in the American Society for Clinical Investigation, the Association of American Physicians, Fellow of the American Association for the Advancement of Science, and a member of the United States National Academy of Medicine. Dr. Holmes holds a Doctor of Medicine degree from the University of Pennsylvania.

Andy Sassine is currently, and has been since January 2019, the Chief Financial Officer at Arcturus Therapeutics. He also serves on the Board of Directors of Nasdaq listed ICAD Inc. ICAD Inc. is a leading provider of advanced image analysis, workflow solutions and radiation therapy for early detection and treatment of cancer. Mr. Sassine served in various positions at Fidelity Investments from 1999 to 2012, including, most recently as Portfolio Manager. Between 2005 and 2011, he managed the Fidelity Small Cap Stock Fund, the Fidelity International Small Cap Opportunities Fund and the Fidelity Advisor International Small Cap Opportunities Fund. Mr. Sassine joined Fidelity as a high yield research analyst, covering the Telecommunications, Satellite, Technology, Defense and Aerospace, and Restaurant Industries and in 2001, joined the international group as a research analyst covering small and mid-cap international stocks. Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors since 2009 and served on the Board of Trustees at the Clarke Schools for Hearing and Speech between 2009 and 2014. Mr. Sassine earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993.

There is no arrangement or understanding pursuant to which either of the new directors was appointed as a director and there are no related party transactions between the Company and either of the new directors that would require disclosure under Item 404(a) of Regulation S-K.

The Company will provide compensation to Dr. Holmes consistent with the non-employee director compensation policy previously adopted by the Board and approved by its shareholders in 2018.

Item 8.01 Other Events.

On September 23, 2019, the Company issued a press release, a copy of which is filed herewith as Exhibit 99.1, announcing the appointment of Mr. Sassine and Dr. Holmes to the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company, dated September 23, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.

By:	/s/ Joseph E. Payne
Joseph E. Payne
Chief Executive Officer

Dated: September 23, 2019

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